Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT (“Agreement”) made as of the 29th day of March, 2007 by and between DELTA FINANCIAL CORPORATION, a Delaware corporation (the “Corporation”), and Hugh Miller (the “Executive”).

W I T N E S S E T H:

In consideration of the representations, warranties and conditions contained herein, the parties hereto agree as follows:

1. Position and Responsibilities.

1.1. The Executive shall serve in an executive capacity as Chief Executive Officer and President of the Corporation. In such capacity, the Executive shall report to and be subject to the direction of the Board of Directors of the Corporation. The Executive shall perform such functions and undertake such responsibilities as are customarily associated with such capacity. The Executive shall hold such directorships and executive officerships in the Corporation and any subsidiary to which, from time to time, he may be elected or appointed during the term of this Agreement.

1.2. The Executive shall devote his full time and best efforts to the business and affairs of the Corporation and to the promotion of its interests.

1.3. The principal executive offices of the Corporation shall be maintained in Long Island, New York and the Executive shall not be required to relocate outside of Long Island, New York without his consent.

2. Term of Employment.

2.1. The term of employment shall be five years, commencing with the date hereof, unless sooner terminated as provided in this Agreement. The initial term of employment and any extension thereof is herein referred to as the “Term.”

2.2. Notwithstanding the provisions of Section 2.1 hereof and subject to the terms of this Agreement, (a) the Corporation shall have the right, on written notice to the Executive (setting forth with reasonable specificity, in the event of a termination which the Corporation asserts to be for Cause, the event(s) or circumstance(s) that constitute Cause) to terminate the Executive’s employment with or without Cause, such termination to be effective as of the date specified in the notice; but in no event earlier than 30 days from the date of the notice in the event the Executive’s employment is terminated by the Corporation without Cause and (b) the Executive shall have the right, on written notice to the Corporation (setting forth with reasonable specificity, in the event of a resignation which the Executive asserts to be for Good Reason, the event(s) or circumstance(s) that constitute Good Reason), to resign with or without Good Reason, in accordance with Sections 2.6(a) and (b) hereof.

2.3. No later than one year prior to the end of the Term (including any previous extension of the Term under this Section 2.3), the Corporation and the Executive shall meet to discuss the terms and conditions of an extension of the Term of this Agreement or entering into a new employment agreement at the end of the Term. If the Term of this Agreement shall not be extended by the Corporation (and the Executive and the Corporation shall not have entered into a new employment agreement) for at least one year under fair and reasonable terms, having due regard for industry employment practices relating to executives of corporations of the size and character of the Corporation, then, upon the Executive’s termination of employment, the Corporation shall pay as severance pay to the Executive an amount equal to (i) annual salary at the rate in effect as of the Executive’s date of termination, plus (ii) the aggregate annual bonus (including any Performance Bonus and Discretionary Bonus) paid or payable to the Executive for the three calendar years prior to the date of termination divided by 3 (the “Applicable Bonus”). All such payments shall be made within fifteen days of such termination. In addition, following such termination, the Corporation shall provide the Executive benefit coverage continuation to the same extent and subject to the same conditions as provided in Section 2.5 hereof; provided further, that the Executive shall only be entitled to such health and welfare benefits as long as he is in compliance with the provisions of Section 5 below, to the extent applicable. Health benefits otherwise receivable by the Executive pursuant to this Section 2.3 shall be reduced to the extent comparable benefits are actually available to the Executive during such period from a subsequent employer.

2.4. For purposes of this Agreement, the term “Cause” shall mean any of the following actions or failure to act by the Executive:

(a) failure to comply with any of the material terms of this Agreement, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors;

(b) engagement in gross misconduct injurious to the Corporation or an affiliate of the Corporation, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors;

(c) knowing and willful neglect or refusal to attend to the material duties reasonably assigned to him by the Board of Directors, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors;

(d) intentional misappropriation of property of the Corporation or an affiliate of the Corporation to the Executive’s own use;

(e) the commission by the Executive of an act of embezzlement;

(f) Executive’s conviction for a felony or if criminal penalties are imposed on Executive relating to any individual income taxes due and owing by Executive; or

(g) Executive’s engaging in any activity, which would constitute a material conflict of interest with the Corporation which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors;

If the Executive’s termination is based on any event(s) or circumstance(s) set forth in subsections (a), (b), (c) or (g) above and such event cannot be cured within 30 days due to the nature of the breach, the cure period shall then be extended for a reasonable period of time; provided, however, the Executive undertakes and continues in good faith to cure the same. In the event the Executive’s termination is based on any event(s) or circumstance(s) set forth in subsections (a), (b), (c), (d), (e) or (g), the Executive shall have 10 days after the date written notice has been given to the Executive in which to address the Board regarding any such alleged act or failure to act.

2.5. If the Executive’s employment with the Corporation shall be terminated (a) by the Corporation, other than for Cause or as a result of the Executive’s death or Incapacity or (b) by the Executive for Good Reason, then (i) the Corporation shall pay to the Executive as severance an amount equal to the product of (1) the lesser of (A) the remaining Term (in whole years and fractions rounded to the next highest one-twelfth) plus 1 or (B) 3, multiplied by (2) the sum of the Executive’s annual salary at the rate in effect as of the termination plus the Applicable Bonus, such payment to be made within fifteen days of the Executive’s date of termination, and (ii) effective upon the date of termination, all stock options and restricted stock held by or for the Executive beneficially (in trust or otherwise) including, without limitation, all stock options and restricted stock granted under 2005 Stock Plan or any similar plan, as may be established at the Corporations’ discretion, shall vest, and in the case of stock options shall become immediately exercisable and shall remain exercisable by the Executive (or his estate in the event of his death) for one year following such termination. In addition, (i) for the five year period following the Executive’s date of termination, the Corporation shall provide the Executive (and, if applicable, his spouse and eligible dependents) health and welfare coverage as are generally available to other senior executives of the Corporation or its subsidiaries on the same basis and at the same cost as such benefits are provided to such other senior executives and (ii) after such five year period, the Executive (and, if applicable, his spouse and eligible dependents) shall have the option to elect to participate in health and welfare coverage as are generally available to other senior executives of the Corporation or its subsidiaries at the Executive’s full expense; provided, however, that the Executive shall only be entitled to such payments and benefits as long as he is in compliance with the provisions of Section 5 below, to the extent applicable. Health benefits otherwise receivable pursuant to this Section 2.5 shall be reduced to the extent comparable benefits are actually available to the Executive during such period from a subsequent employer.

2.6. (a) The Executive shall have the right to resign without Good Reason at any time effective 30 days after delivery of written notice of such resignation to the Corporation.

       (b) The Executive shall, subject to the cure periods in this Section 2.6(b), have the right within 30 days of the occurrence of a Good Reason event, to resign for Good Reason. Such resignation must be upon at least 30 days’ prior written notice of termination to the Corporation and be in accordance with Section 2.2. For purposes of this Agreement, “Good Reason” shall mean any of the following:

(i) the Corporation materially changes the Executive’s duties and responsibilities to a level materially below those normally associated with the position held by the Executive on the date hereof;

                                (ii) a reduction by the Corporation of the Executive’s base salary as then in effect, without the Executive’s written consent;

(iii) a relocation or an actual change in the Executive’s place of employment outside of Long Island, New York without Executive’s prior consent;

(iv) failure of the Corporation to continue to maintain the same medical coverage for the Executive as are made available to other senior executives of the Corporation;

(v) any material breach by the Corporation of any provision of this Agreement; or

(vi) any failure by the Corporation to obtain the assumption of this Agreement by any successor entity.

Notwithstanding the above, the Corporation shall have 30 days following the delivery of the written notice to cure such event(s) or circumstance(s); provided, further, that if such events cannot be reasonably cured within 30 days but the Corporation commences reasonable steps within said 30 day period to cure such breach and diligently continues such steps thereafter, the cure period shall be extended for an additional 30 day period.

3. Compensation.
3.1.         (a) The Corporation shall pay or cause Delta Funding Corporation to pay to the Executive for the services to be rendered by the Executive hereunder a salary at the rate of $600,000 per annum. The salary shall be payable in equal installments in accordance with the Corporation’s normal payroll practices. Such salary will be reviewed at least annually and may be increased (but not decreased) by the Board of Directors of the Corporation in such amount as determined in its sole discretion.

(b) In addition, the Compensation Committee of the Board of Directors (the “Compensation Committee”) shall, at the beginning of each year, determine whether the Executive will be eligible for a performance based bonus (the “Performance Bonus”) for such year. The Performance Bonus shall be based on the achievement of objective performance targets and such other factors as determined by the Compensation Committee at the beginning of each year to which such Performance Bonus relates in accordance with Section 162(m) of the Internal Revenue Code (the “Code”) and shall be based on the Corporation’s actual performance relative to its financial and operational objectives for any particular period, and the performance of the Executive. The Performance Bonus, if any, may be paid in cash, in shares of the Corporation’s common stock, par value $.01 per share (the "Common Stock") or in any combination of cash and shares of Common Stock, as determined in the discretion of the Compensation Committee. It being understood that whether the Executive shall be eligible for the award of any such bonus for any given year shall be in the sole discretion of the Compensation Committee and that the amount thereof, if any, may vary depending upon actual performance of the Corporation and the Executive.

(c) In addition to the Performance Bonus, the Corporation may pay the Executive, at the Board of Directors’ (or Compensation Committee’s) discretion, additional cash bonuses (the “Discretionary Bonus”). Nothing set forth in this Section 3.1(c) shall, however, obligate the Corporation to pay any Discretionary Bonus described in this Section 3.1(c) to the Executive, it being understood that any such bonus shall be in the sole discretion of the Board of Directors (or Compensation Committee) and that the amount thereof, if any, may vary depending upon actual performance of the Corporation and the Executive as determined in the discretion of the Board.

(d) On the date of this Agreement, the Executive shall be granted 72,500 shares of restricted stock of Delta Financial Corporation's Common Stock, par value $0.01 per share, pursuant to Delta Financial Corporation's 2005 Stock Incentive Plan (the "2005 Stock Plan"). Except as otherwise provided in this Agreement, the foregoing restricted stock shall vest 25% per year commencing on the date of grant and each of the next three anniversaries of the date of grant and be subject to the terms of the 2005 Stock Plan.

3.2. The Executive shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, incentive compensation (including additional grants of non-qualified stock options or other equity awards under any of the Corporation’s stock option and equity plans, as determined by the Corporation) or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during the course of his employment by the Corporation and which shall be generally available to the Executive on terms no less favorable than to other senior executives of the Corporation or its subsidiaries, unless such participation would, in the discretion of the Compensation Committee, be duplicative of the Executive’s bonus entitlements under Section 3.1.

3.3. The Corporation agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by him on behalf of the Corporation in the course of his duties hereunder upon the presentation by the Executive of appropriate vouchers therefor.

3.4. The Executive will be entitled each year of this Agreement to a paid vacation of five weeks, no more than half of which can be carried forward to future years.

3.5. The Corporation agrees to obtain life insurance for the Executive in an amount of at least $2,000,000, with the Executive to have the right to name the beneficiary(ies) thereof. Upon termination of this Agreement, the Executive shall have the right to cause the Corporation to assign such life insurance policy to the Executive or his designee at no cost to the Executive, except that Executive shall pay the Corporation an amount equal to the cash surrender value of the policy, if any, and Executive shall be responsible for any premiums due thereon after the balance of the Term of this Agreement.

                               3.6. Upon termination of this Agreement for any reason, whether by the Corporation with or without Cause, by the Executive with or without Good Reason or due to death or Incapacity of the Executive, the Executive (or his estate) shall be entitled to any unpaid base salary earned or accrued through the date of termination, any accrued but unused vacation benefit, and any reimbursement for business expenses owed to the Executive by the Corporation. In addition, in the event of the Executive’s termination by the Corporation without Cause, by the Executive with Good Reason or due to death or Incapacity of the Executive, the Executive (or his estate) shall also be entitled to a pro-rata Performance Bonus (determined based on actual performance as of the Executive’s date of termination).

3.7. The Executive shall not be required to mitigate damages or the amount of any payment provided to him under this Agreement by seeking other employment or otherwise.

4. Incapacity; Death.

4.1. If, during the period of employment hereunder, the Board reasonably determines that the Executive has failed for a period of 120 consecutive days, or for shorter periods aggregating more than 120 days during any twelve month period, to render the services contemplated hereunder because of illness or other incapacity (“Incapacity”), then the Corporation, at its option, may terminate the term of employment hereunder, upon not less than 30 days written notice from the Corporation to the Executive; provided, however, that no such termination will be effective if prior to the 30th day after giving such notice, the Executive’s illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder.

4.2. In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

4.3. The Corporation (or its designee) shall have the right to obtain for its benefit an appropriate life insurance policy on the life of the Executive, naming the Corporation (or its designee) as the beneficiary. If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining such policy.

4.4. In the event the employment of Executive is terminated by the Corporation as the result of the death or Incapacity of the Executive, the Corporation agrees to make a payment to the Executive (or his estate) within 15 days of such termination in an amount equal to the Executive’s annual salary in effect as of the date of such termination plus the Applicable Bonus, less the amount of employer-paid disability insurance received by Executive under a disability benefit plan maintained by the Corporation (or any of its subsidiaries). In addition, if termination occurs as a result of Executive’s Incapacity, the Corporation will continue to pay for a period of time equal to the remaining Term of this Agreement the premiums on the $2,000,000 of life insurance policies presently maintained by the Corporation on Executive’s life for the benefit of Executive’s designated beneficiary(ies). Further, (i) for the five year period following the Executive’s date of termination, the Corporation shall provide the Executive (and, if applicable, his spouse and eligible dependents) health and welfare coverage as are generally available to other senior executives of the Corporation or its subsidiaries on the same basis and at the same cost as such benefits are provided to such other senior executives and (ii) after such five year period, the Executive (and, if applicable, his spouse and eligible dependents) shall have the option to participate in health and welfare coverage as are generally available to other senior executives of the Corporation or its subsidiaries at the Executive’s full expense; provided, however, that the Executive shall only be entitled to such payments and benefits as long as he is in compliance with the provisions of Section 5 below, to the extent applicable.

4.5  If the Executive’s employment with the Corporation shall be terminated by the Corporation due to death or Incapacity of the Executive, then, effective upon the date of termination, all stock options and restricted stock held by or for the Executive beneficially (in trust or otherwise) including, without limitation, all stock options and restricted stock granted under the 2005 Stock Plan or any similar plan, as may be established at the Corporation’s discretion, shall vest, and in the case of stock options shall become immediately exercisable and shall remain exercisable by the Executive or his estate for one year following such termination.

5. Other Activities During Employment; Non-Competition; Solicitation.

5.1. The Executive shall not, during the Term of this Agreement, undertake or engage in other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

5.2. During the Term of this Agreement, and for a period of one year after the Executive leaves the employ of the Corporation, in the event that, before a Change in Control, (a) the Corporation terminates the Executive’s employment with the Corporation with or without Cause, (b) the Executive terminates his employment with or without Good Reason or (c) the Term of this Agreement (as it may have previously been extended under Section 2.3) is not extended in accordance with Section 2.3, then:

(a) Neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money, guarantor or consultant, shall be engaged directly or indirectly in any business engaged in by the Corporation, or any subsidiary, in any area where the Corporation, or any subsidiary, conducts such business at any time during this Agreement; provided however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934 (“Exchange Act”), so long as such investment holdings do not, in the aggregate, constitute more than 5% of the voting stock of any company’s securities; and

(b) The Executive shall not solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for Executive or for any business, firm, corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 5.2 hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

5.3. The Executive shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information other than in the performance of his duties hereunder. Notwithstanding the foregoing, the Executive shall be authorized to disclose confidential information (a) as may be required by law or legal process after providing the Corporation with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), (b) in any criminal proceeding against him after providing the Corporation with prior written notice and an opportunity to seek protection for such confidential information and (c) with the prior written consent of the Corporation. Any records of Confidential Information prepared by the Executive or which come into Executive’s possession during this Agreement (including, but not limited to, electronic data or information) are and remain the property of the Corporation and upon termination of Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation.

5.4. The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by him as a consequence of or through his employment by the Corporation, not generally known in the relevant trade or industry, about the Corporation’s or any of its subsidiaries’ or affiliates’ business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, finances, accounting, methods, processes, business plans, broker or correspondent lists and records and potential broker or correspondent lists and records.

5.5 Upon Executive’s termination of employment for any reason, the Executive shall promptly surrender and deliver to the Corporation all property of the Company and all documents, correspondence and any other information, of any type whatsoever, from the Corporation or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into the Executive’s possession by any means whatsoever, during the course of the Executive’s employment.

6. Change in Control.

6.1. For purposes hereof, a “Change in Control” shall be deemed to have occurred if (a) during any period of 12 months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute a majority thereof unless the election, or the nomination for the election by the Corporation’s stockholders of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period, (b) a person or group of persons acting in concert (as defined in Section 13 (a) of the Exchange Act), other than one or more members of the Miller Family (hereinafter defined), acquires beneficial ownership, within the meaning of Rule 13 (d) (3) of the Rules and Regulations of the United States Securities and Exchange Commission promulgated pursuant to the Exchange Act, of a number of voting shares of the Corporation which constitutes 50% or more of the Corporation’s outstanding voting shares, (c) the Corporation is merged, consolidated or reorganized into or with another corporation or another legal entity and, as a result of such merger, consolidation or reorganization, less than 50% of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of the combined voting power of the securities of the Corporation entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction, or (d) the Corporation undergoes a liquidation or dissolution or, in one or more transactions occurring within a consecutive 12-month period, sells all or substantially all of the assets of the Corporation.

      For purposes of this Agreement, the term “Miller Family” shall mean Hugh Miller, Marc E. Miller, Sidney Miller and Lee Miller, any of their respective spouses or lineal descendants, or any trust the beneficial interests of which are held by such persons.

6.2. If, on or after a Change in Control, as defined under Section 6, the Executive’s employment with the Corporation is terminated by the Corporation without Cause, or the Executive terminates his employment with the Corporation for Good Reason (as defined in Section 2.6), in each case within a 24 month period following a Change in Control (each a “Change in Control Termination”), the Executive shall be entitled to the following severance compensation and benefits in lieu of any payments which would otherwise be payable under Section 2.5:

(a) within 15 days of the date of the Change in Control Termination (the “Change in Control Termination Date”), the Corporation shall pay the Executive all amounts of earned or accrued compensation through the Executive’s termination date, including reasonable business expenses;

(b) within 15 days of the Change in Control Termination Date, the Corporation shall pay the Executive as severance and in lieu of any further compensation for periods subsequent to the Change in Control Termination Date an amount equal to the product of (1) 3, multiplied by (2) the sum of the Executive’s annual salary at the rate in effect as of the termination plus the Applicable Bonus; and

(c) the Corporation shall continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, prescription drug and hospitalization coverages and benefits provided to the Executive immediately prior to the Change in Control Termination Date or, if greater, the coverages and benefits generally provided at any time thereafter by the Corporation to its senior officers for the remaining Term of this Agreement following the Change in Control Termination Date. Health benefits otherwise receivable by the Executive pursuant to this Section 6.2 shall be reduced to the extent comparable benefits are actually available to the Executive during such period from a subsequent employer.

6.3. Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking employment or otherwise.

6.4. Upon the occurrence of a Change in Control, all stock options and restricted stock held by or for the Executive beneficially (in trust or otherwise), including without limitation, all stock options and restricted stock granted under the 2005 Stock Plan or any similar plan, as may be established at the Corporation’s discretion, shall vest, and in the case of stock options shall become immediately exercisable on the date of the Change in Control and shall remain exercisable by the Executive until the termination date stated in the related stock option certificates.

6.5. In the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control of the Corporation or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Corporation, any person whose actions result in a Change in Control or any person affiliated with the corporation or such person) (collectively the “Total Payments”) would not be deductible (in whole or in part) as a result of Section 280G of the Code, by the Corporation, an affiliate or other person making such payment or providing such benefit, the payments or benefits shall be so reduced until no portion of the Total Payments is not deductible. The Executive shall be entitled to elect which payments or benefits shall be so reduced. For purposes of this limitation, (1) no portion of the Total Payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment shall be taken into account, (2) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Corporation and acceptable to the Executive does not constitute a “parachute payment” within the meaning of Section 280G (b) (2) of the Code (and the regulations thereunder), and (3) the value of any noncash benefit or deferred payment or benefit included in the Total Payments shall be determined by the Corporation’s independent auditors in accordance with the principles of Sections 280(d) (3) and (4) of the Code (and the regulations thereunder).

7. Payment. Notwithstanding anything in this Agreement to the contrary, if at the time any severance payments are due and payable under this Agreement the Executive is a “specified employee” (as such term is defined in Section 409A of the Code, and the regulations thereunder (“Section 409A”)) and the Corporation reasonably determines that the payment is not exempt from Section 409A, payment of such severance (plus interest at the Corporation’s then applicable short term borrowing rate) shall be made on the first day following the sixth month anniversary of the Executive’s “separation from service” (as defined in Section 409A) with the Corporation (or such other time as specified by Section 409A).

8. Assignment. The Corporation shall require any successor or assign to all or substantially all the assets of the Corporation (whether by merger or by acquisition of stock, assets or otherwise) prior to consummation of any transaction therewith, to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Executive.

9. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 8 hereof.

10. Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

11. Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be unenforceable because it is excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated party to which notice is given, or to such changed address as such party may have fixed by notice given as set forth herein:

To the Corporation:

Delta Financial Corporation
1000 Woodbury Road
Suite 200
Woodbury, New York 11797
Attn: General Counsel

and

To the Executive:

Hugh Miller
80 Coves Run
Oyster Bay Cove, NY 11797

provided, however, that any notice of change of address shall be effective only upon receipt.

13. Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

15. Equitable Remedies. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of Section 5 hereof are not performed strictly in accordance with their terms or are otherwise breached. The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Section 5. Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies, which the Corporation may have.

16. Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

17. Tax Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Corporation shall determine are required to be withheld pursuant to any applicable law or regulation.

18. Section 409A. It is the Corporation’s and the Executive’s intention that any compensation under this Agreement avoid additional tax under Section 409A to the extent applicable. If either party believes, at any time, that any compensation or benefits provided for under this Agreement is subject to but does not comply with Section 409A, it will promptly advise the other party and both parties will negotiate reasonably and in good faith to amend the terms of this Agreement such that it does comply (or is exempt from) Section 409A and that amendment will have the most limited possible economic effect on the Executive and the Corporation.

19. Survival. The provisions of Sections 2.5, 3.2, 4.4 and 5 and any other provisions of this Agreement that by their meaning are intended to survive shall survive termination of this Agreement or termination of the employment of the Executive for any reason.

[Signature Page Immediately Follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first above written.

            DELTA FINANCIAL CORPORATION
            By: /s/ RICHARD BLASS
            Name: Richard Blass
            Title: Executive Vice President

            /s/ HUGH MILLER
            HUGH MILLER